Exhibit 99.1

April 15, 2004

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES STRONG
FIRST QUARTER RESULTS

ST. PAUL, April 15, 2004 – MEDTOX Scientific, Inc. (AMEX-TOX)

o     Revenues increased $1.1 million to $13.6 million from $12.5 million or 9%

o     Consolidated gross margin increased to 42% from 38%

o     Gross profit increased $1.0 million or 21%

o     Operating income increased to $1.1 million from $66,000

o     Earnings Per Share (EPS) increased to $0.08 cents from a loss of ($0.04)

MEDTOX Scientific, Inc., announced today results for the first quarter ended March 31, 2004. For the three-month period, revenues increased to $13,583,000, compared to $12,471,000 from the prior-year period. The Company recorded net income of $414,000, or $0.08 per diluted share compared to a net loss of ($203,000), or ($0.04) per diluted share, for the comparable period last year.

The Company’s positive first quarter results continue to be a reflection of initiatives taken in 2003. The Company previously indicated that the impact of early LEAN projects, staff reductions and expense control measures would be more fully realized in the first quarter of 2004. It stated in its year-end release, “Margin improvement and a lower operating expense rate should have a positive impact in 2004. With the prospects of the strengthening economy creating an opportunity for job growth, coupled with continuing new sales growth, the Company is optimistic with respect to 2004 results.” Margins continue to improve. A $1.1 million increase in revenue produced a $1.0 million increase in operating income and a $617,000 improvement in net income over the first quarter of 2003. Total operating expense rate was lower for the quarter at $4,676,000 and 34% of revenues compared to $4,674,000 and 37% of revenues for the comparable period last year. Sales growth and prospects remain strong heading into the second quarter.

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MEDTOX Scientific, Inc.
April 15, 2004

The Laboratory Segment experienced its largest increase in sample volume for comparable quarters from workplace Drugs-of-Abuse (DAU) clients in over three years. Additionally, over one third of the increase is attributable to sample volume from existing rather than new clients. The Diagnostic Segment enjoyed a 15% increase in revenue over the comparable period last year, which is also the highest first quarter revenue for the Segment. Sales of PROFILE®-II, PROFILE®-II A and PROFILE-II ER® continue to increase. VERDICT®-II sales into the Government market continue to trail the prior year but sales activity appears to be improving.

Consistent with our view at year-end, the Company remains optimistic with regard to sustainable performance and a successful 2004.

MEDTOX will hold a teleconference to discuss first quarter 2004 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on April 15 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through April 22 at 800-642-1687 conference ID # 6358048. International callers may access the replay at 706-645-9291 with the same conference ID # 6358048.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.

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MEDTOX Scientific, Inc.
April 15, 2004

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2003 Annual Report on Form 10-K and incorporated herein by reference.

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MEDTOX Scientific, Inc. April 15, 2004 Page 4 MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
REVENUES:
Laboratory services	$10,218	$9,534
Product sales	3,365	2,937

	13,583	12,471

COST OF REVENUES:
Cost of services	6,530	6,467
Cost of sales	1,312	1,264

	7,842	7,731

GROSS PROFIT	5,741	4,740

OPERATING EXPENSES:
Selling, general and administrative	4,267	4,261
Research and development	409	413

	4,676	4,674

INCOME FROM OPERATIONS	1,065	66

OTHER INCOME (EXPENSE):
Interest expense	(266)	(299)
Other expense, net	(132)	(94)

	(398)	(393)

INCOME (LOSS) BEFORE INCOME TAX (EXPENSE)
BENEFIT	667	(327)

INCOME TAX (EXPENSE) BENEFIT	(253)	124

NET INCOME (LOSS)	$414	$(203)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.08	$(0.04)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.08	$(0.04)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
Basic	4,977,229	4,912,736
Diluted	5,149,025	4,912,736

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MEDTOX Scientific, Inc. April 15, 2004 Page 5 MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$186	$711
Accounts receivable	9,700	8,367
Inventories	3,514	3,564
Other current assets	2,365	2,664

Total current assets	15,765	15,306

Building, equipment and improvements, net	15,939	15,092

Other assets	26,028	26,120

Total assets	$57,732	$56,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,322	$13,809

Long-term obligations	6,783	7,639

Stockholders' equity	35,627	35,070

Total liabilities and stockholders' equity	$57,732	$56,518